Exhibit 10.33

January ___, 2016                                Executive Officers

Officer Name
c/o STERIS Corporation
5960 Heisley Road
Mentor, Ohio, 44060

Re: Make-Whole Payment and Related Repayment Conditions

Dear _____________,
As you know, on November 2, 2015, STERIS Corporation (“STERIS”) completed the combination with Synergy Health plc (the “Combination”). You are receiving this letter because you are, or were within the six months preceding the Combination, an executive officer of STERIS subject to the reporting requirements of Section 16(a) of the U.S. Securities Exchange Act of 1934, as amended. Because of your position, under Section 4985 of the U.S. Internal Revenue Code of 1986, as amended (“Section 4985”), as a result of the Combination, a special 15% excise tax (the “Excise Tax”) will be imposed on the value of certain Stock Compensation (as defined under Section 4985) held by you, including the Make-Whole Payments (as hereinafter defined) you receive from STERIS in connection therewith (your “Stock Compensation”).
1.Make-Whole Payment. Under this Letter Agreement, STERIS will provide, or cause to be provided, to you, subject to your agreement to the Repayment Conditions (as defined below), a cash payment (a “Make-Whole Payment”) in an amount such that, on a net after-tax basis, you will be in the same economic position as if the Excise Tax had not applied to your Stock Compensation and you had not received the Make-Whole Payment. The amount of the Make-Whole Payment will be calculated by STERIS in its discretion consistent with the methodology previously approved by the Board of Directors of STERIS and the Compensation Committee thereof, and paid to you no later than February 29, 2016 provided that you have executed and returned this Agreement to STERIS a reasonable time prior to that date. However, STERIS may, in its sole discretion, withhold and pay over to the U.S. Internal Revenue Service or any other applicable taxing authority, for your benefit, all or any portion of the Make-Whole Payment that may be due to any such taxing authority, and you hereby consent to such withholding.
2.Repayment Conditions.
(a)    As a condition to your receipt of the Make-Whole Payment, you hereby acknowledge and agree to the conditions set forth in this Section 2(a) and in Section 2(b) below. You agree that if, on or before November 2, 2016, you:
(i) voluntarily terminate or resign from employment with STERIS and its affiliates, then you will repay to STERIS, within ten (10) business days following the effective date thereof, the full amount of the Make-Whole Payment previously paid to you or for your benefit as provided above, or
(ii) engage in any Voluntary Transaction (as defined below) with respect to any portion of your Stock Compensation to which the Make-Whole Payment related, then you will repay to STERIS the portion of the Make-Whole Payment previously paid to you or for your benefit that relates to such portion of your Stock Compensation, as determined by STERIS in its sole discretion and set forth in a written notice delivered to you by STERIS, with such repayment to be made at the time or times specified in such notice (clauses (i) and (ii) together, the “Repayment Conditions”).
Further, STERIS shall have the right to offset any amount, or any portion thereof, that you owe to STERIS by operation of the Repayment Conditions against any amounts otherwise owed to you by STERIS and its affiliates.
(b)    In connection with the foregoing, you shall notify STERIS promptly following any Voluntary Transaction in respect of any ordinary shares of STERIS plc (“Parent”), par value £0.10 per share (“Shares”, which term also includes any STERIS common shares, including rights with respect thereto, that were converted to Parent ordinary shares, or rights with respect thereto, in conjunction with the Combination). For purposes of this Agreement, “Voluntary Transaction” means any of the following:
(i) Stock Options. The exercise on or before November 2, 2016 of all or a portion of any option to purchase Shares granted to you in connection with your performance of services for STERIS or its affiliates (an “Option”) that was included in your Stock Compensation and in respect of which the Make-Whole Payment related, except for (x) any such Option exercise occurring subsequent to the termination of your employment with STERIS and its affiliates, provided that such termination was not a voluntary termination by you and such Option would have otherwise expired by its terms on or before November 2, 2016, and/or (y) any disposition of Shares received in connection with an Option exercise described in clause (x); and
(ii) Restricted Stock. Any sale or other disposition for value of restricted Shares granted to you in connection with your performance of services for STERIS or its affiliates, that was included in your Stock Compensation to which the Make-Whole Payment related (other than, for the avoidance of doubt, any withholding of Shares to cover statutory minimum taxes in connection with the vesting of restricted Shares).
3.    Other Terms.
(a)    Your employment with STERIS and its affiliates will continue to be at-will and may be terminated either by you or by STERIS (or its applicable affiliate) at any time.
(b)    No provision of this Letter Agreement may be modified or waived unless such modification or waiver is agreed to in a writing signed by you and STERIS. The failure by you or STERIS to insist upon strict compliance with any provision of this Letter Agreement or the failure to assert any right you or STERIS may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Letter Agreement.
(c)    This Letter Agreement will be governed, construed, and interpreted under the laws of the State of Ohio without giving effect to any conflict of laws provisions. This Agreement shall inure to the benefit of and be binding upon you, STERIS and any successor or assign of STERIS.
(d)    All notices and other communications under this Letter Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to you:    At the most recent address on file at STERIS.
If to STERIS:                    STERIS Corporation
5960 Heisley Road
Mentor, Ohio, 44060
Attention: J. Adam Zangerle
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

[Signature page follows].

Please acknowledge your agreement to the terms of this Letter Agreement by your signature below.

Sincerely,

STERIS Corporation

By: ______________________________
    Name: J. Adam Zangerle
    Title: Vice President, General Counsel & Secretary

Acknowledged and Agreed as of the date first written above:

_________________________________

STERIS Corporation * 5960 Heisley Road * Mentor, Ohio 44060-1834 * USA * 440-354-2600 * www.steris.com